Exhibit 99.1

Gladstone Land Reports Results for the Fourth Quarter and Year Ended December 31, 2014

Please note that the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., Feb. 24, 2015 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (Nasdaq:LAND) (the "Company") today reported financial results for the fourth quarter and year ended December 31, 2014. A description of funds from operations ("FFO") and Adjusted FFO ("AFFO"), both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per-share references are to fully-diluted, weighted average shares of common stock unless otherwise noted. Please read the Company's Annual Report on Form 10-K (the "Form 10-K"), filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.SEC.gov or from the Company's website at www.GladstoneLand.com.

Summary Information:
	For and As of the Quarters Ended
	December 31, 2014	September 30, 2014	Change ($ / #)	Change (%)

Operating Data:
Total operating revenues	$ 2,345,676	$ 1,777,675	$ 568,001	32.0%
Total operating expenses	(1,799,946)	(1,476,092)	(323,854)	21.9%
Other expenses	(484,661)	(194,351)	(290,310)	149.4%
Net income before income taxes	61,069	107,232	(46,163)	-43.0%
Income tax provision	(6,399)	(6,857)	458	-6.7%
Net income available to common stockholders	$ 54,670	$ 100,375	$ (45,705)	-45.5%
Plus: Real estate and intangible depreciation and amortization	669,875	447,251	222,624	49.8%
FFO available to common stockholders	$ 724,545	$ 547,626	$ 176,919	32.3%
Net adjustment for straight-lining of rents	489,715	328,765	160,950	49.0%
Plus: Acquisition-related expenses	185,466	114,140	71,326	62.5%
Plus: Income tax provision	6,399	6,857	(458)	-6.7%
Plus: Amortization of deferred financing costs	17,637	15,636	2,001	12.8%
Minus: Other one-time receipts, net(1)	(191,593)	(232,160)	40,567	-17.5%
Adjusted FFO available to common stockholders	$ 1,232,169	$ 780,864	$ 451,305	57.8%

(1) For the quarter ended December 31, 2014, includes the addition of $24,913 of repairs incurred as a result of the fire on the cooler on West Gonzales that were expensed during the three months ended December 31, 2014, netted against the property and casualty recovery, net, of $216,506 recorded during the three months ended December 31, 2014. For the quarter ended September 30, 2014, includes the addition of $64,774 of repairs incurred as a result of the fire on the cooler on West Gonzales that were expensed during the three months ended September 30, 2014, netted against the property and casualty recovery, net, of $296,934 recorded during the three months ended September 30, 2014.

Share and Per-Share Data:
Weighted average common shares outstanding – basic and diluted	7,735,354	6,605,264	1,130,090	17.1%
Net income per weighted average common share – basic and diluted	$ 0.007	$ 0.015	$ (0.010)	-53.5%
FFO per weighted average common share – basic and diluted	$ 0.094	$ 0.083	$ 0.010	13.0%
Adjusted FFO per weighted average common share – basic and diluted	$ 0.159	$ 0.118	$ 0.040	34.7%
Cash dividends declared per common share	$ 0.090	$ 0.090	$ --	0.0%

Balance Sheet Data:
Real estate and lease intangibles, net	$ 145,257,763	$ 113,945,180	$ 31,312,583	27.5%
Total assets	$ 151,702,624	$ 120,621,425	$ 31,081,199	25.8%
Total indebtedness	$ 86,417,361	$ 57,345,598	$ 29,071,763	50.7%
Total stockholders' equity	$ 59,969,328	$ 59,789,693	$ 179,635	0.3%
Total common shares outstanding	7,753,717	7,680,264	73,453	1.0%

Other Data:
Cash flows from operations	$ 1,510,979	$ 1,295,408	$ 215,571	16.6%
Farms owned	32	29	3	10.3%
Acres owned	8,039	7,641	398	5.2%
Occupancy rate	100.0%	100.0%	0.0%	0.0%
Farmland portfolio value	$ 192,952,933	$ 159,817,333	$ 33,135,600	20.7%
Net asset value per share	$ 13.94	$ 13.77	$ 0.17	1.3%

	For and As of the Years Ended
	December 31, 2014	December 31, 2013	Change ($ / #)	Change (%)

Operating Data:
Total operating revenues	$ 7,184,922	$ 4,038,138	$ 3,146,784	77.9%
Total operating expenses	(5,584,950)	(2,680,685)	(2,904,265)	108.3%
Other expenses	(1,698,603)	(1,062,406)	(636,197)	59.9%
Net income before income taxes	(98,631)	295,047	(393,678)	-133.4%
Income tax provision	(26,502)	(1,519,730)	1,493,228	-98.3%
Net loss available to common stockholders	$ (125,133)	$ (1,224,683)	$ 1,099,550	-89.8%
Plus: Real estate and intangible depreciation and amortization	1,735,644	722,455	1,013,189	140.2%
FFO available to common stockholders	$ 1,610,511	$ (502,228)	$ 2,112,739	420.7%
Net adjustment for straight-lining of rents	1,089,057	(7,320)	1,096,377	14977.8%
Plus: Acquisition-related expenses	520,352	153,725	366,627	238.5%
Plus: Income tax provision	26,502	1,519,730	(1,493,228)	-98.3%
Plus: Amortization of deferred financing costs	53,286	30,024	23,262	77.5%
Minus: Other one-time receipts, net(1)	(173,275)	--	(173,275)	N/A
Adjusted FFO available to common stockholders	$ 3,126,433	$ 1,193,931	$ 1,932,502	161.9%

(1) For the year ended December 31, 2014, includes the addition of $89,688 of repairs incurred as a result of the fire on the cooler on West Gonzales that were expensed during the year ended December 31, 2014, netted against the property and casualty recovery, net, of $262,963 recorded during the year ended December 31, 2014.

Share and Per-Share Data:
Weighted average common shares outstanding – basic and diluted	6,852,917	6,214,557	638,360	10.3%
Net loss per weighted average common share – basic and diluted	$ (0.018)	$ (0.197)	$ 0.180	90.7%
FFO per weighted average common share – basic and diluted	$ 0.235	$ (0.081)	$ 0.320	390.8%
Adjusted FFO per weighted average common share – basic and diluted	$ 0.456	$ 0.192	$ 0.270	137.5%
Cash dividends declared per common share	$ 0.360	$ 1.490	$ (1.130)	-75.8%

Balance Sheet Data:
Real estate and lease intangibles, net	$ 145,257,763	$ 75,622,247	$ 69,635,516	92.1%
Total assets	$ 151,702,624	$ 93,673,464	$ 58,029,160	61.9%
Total indebtedness	$ 86,417,361	$ 43,154,165	$ 43,263,196	100.3%
Total stockholders' equity	$ 59,969,328	$ 48,511,992	$ 11,457,336	23.6%
Total common shares outstanding	7,753,717	6,530,264	1,223,453	18.7%

Other Data:
Cash flows from operations	$ 3,543,622	$ (460,353)	$ 4,003,975	869.8%
Farms owned	32	21	11	52.4%
Acres owned	8,039	6,000	2,039	34.0%
Occupancy rate	100.0%	100.0%	0.0%	0.0%
Farmland portfolio value	$ 192,952,933	$ 115,977,120	$ 76,975,813	66.4%
Net asset value per share	$ 13.94	$ 13.51	$ 0.43	3.2%

N/A = Not Applicable

Highlights for the Year:

  Property Acquisitions: Acquired 11 new farms (on 8 of which we assumed or executed leases that expire within 3 years), consisting of 2,039 total acres, for an aggregate purchase price of $68.3 million at a weighted-average cap rate of 4.8%;
  Leasing Activities: Executed new leases on all 2014 lease renewals that resulted in an average increase in minimum annualized GAAP straight-line rental income of 26.0%;
  Project Completions: Completed project upgrades on certain of our properties at an aggregate cost of approximately $1.6 million, for which we will earn additional rental income of $79,000 per year;
  New Financing Facilities: Executed a new agreement with an existing lender and executed new agreements with two additional lenders, increasing our lending base to three, increasing our overall borrowing capacity by 325% and providing us with access to cheaper debt;
  Follow-on Offering: Completed our first follow-on offering since our initial public offering, issuing 1,223,453 additional shares for gross proceeds of $15.0 million;
  Obtained REIT Status: Filed our 2013 federal income tax return, on which we elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes, beginning with our tax year ended December 31, 2013;
  Net Asset Value per Share: Our net asset value per share increased by $0.43, driven primarily by an aggregate increase in the valuations of our farmland portfolio during the year of approximately $8.6 million, $5.7 million of which appreciation was determined by third-party appraisals; and
  Distributions: Declared and paid monthly cash distributions of $0.03 per share on our common stock.

Q4 2014 Results: FFO and AFFO were approximately $725,000, or $0.09 per share, and $1,232,000, or $0.16 per share, respectively. On a per-share basis, FFO and AFFO increased by 13.0% and 34.7%, respectively, when compared to the previous quarter. FFO increased primarily due to the additional revenue earned on our recent farm acquisitions, partially offset by increases in interest expense, due to increased borrowings during the quarter, acquisition-related expenses, due to increased acquisition and due diligence activities, and the amount of property and casualty recoveries recorded during the respective periods, as the amount of reimbursement proceeds we received during the quarter ended December 31, 2014, decreased by approximately $80,000 from those of the previous quarter. The additional increase in AFFO was due to increased rental revenues being earned while normalized operating expenses remained relatively stable. Excluding depreciation and amortization and acquisition-related expenses, our operating expenses only increased by approximately $30,000, or 3%, compared to an increase in operating revenues of 32%.

Net income available to common stockholders was approximately $55,000, or $0.01 per share, compared to $100,000, or $0.02 per share for the previous quarter.

FY 2014 Results: FFO and AFFO were approximately $1.6 million, or $0.24 per share, and $3.1 million, or $0.46 per share, respectively. On a per-share basis, FFO and AFFO increased by 390.8% and 137.5%, respectively, when compared to the previous year. FFO increased primarily due to the additional revenue earned on our farm acquisitions and the decrease in our income tax provision, due to our election of REIT status. These factors were partially offset by increases in the management and administration fees, property operating expenses and, for FFO only, acquisition-related expenses.

Net loss available to common stockholders was approximately $125,000, or $0.02 per share, compared to $1,225,000, or $0.20 per share for the previous year.

A reconciliation of FFO and AFFO to net income for the three months ended December 31, 2014, and September 30, 2014, and to net loss for the years ended December 31, 2014 and 2013, to which the Company believes is the most directly-comparable GAAP measure for FFO and AFFO, and a computation of basic and diluted FFO and AFFO and basic and diluted net income (loss) per weighted-average share of common stock is set forth in the Summary Information table above.

Subsequent to Year-End:

  Property Acquisition: Acquired one farm consisting of 331 gross acres for a total purchase price of $17.0 million, bringing our portfolio to 33 farms comprised of 8,370 gross acres;
  Leasing Activity: Renewed a lease with the existing tenant on one of our properties, which lease was scheduled to expire in 2016, resulting in an increase in minimum annualized GAAP straight-line rental income of 21.0% compared to that of the prior lease, which we had assumed upon acquiring the property; and
  Increased Distributions: Increased our distribution run rate by 16.7%, declaring monthly cash distributions of $0.035 per share on the common stock, for each of January, February and March 2015, resulting in a current annualized run rate of $0.42 per share.

Comments from the Company's Chief Executive Officer, David Gladstone: "We wrapped up our second year as a public company, and we are picking up steam. Being public is still very expensive. However, we believe we are beginning to achieving economies of scale, and we expect to see the increases in our operating revenues outpace those of our expenses going forward. Due to the strong deals we put on the books during the second half of 2014, we were able to increase the dividend, and we hope to do this on a recurring basis. We have many more potential farm acquisitions in various stages of our due diligence process. We believe that investing in farmland is an asset appreciation investment and an income investment, and we expect farmland values to increase faster than inflation.  To help investors track the aggregate farmland values on a per-share basis, we have reported a net asset value per share each quarter. As of December 31, 2014, we estimate our net asset value per common share to be $13.94, and we believe the future will bring an increase in our net asset value per share. We have a lot of momentum going into 2015 and are looking forward to an active year."

Conference Call for Stockholders: The Company will hold a conference call on Wednesday, February 25, 2015, at 8:30 a.m. EST to discuss its earnings results. Please call (855) 363-1762 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through March 25, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 16082619. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company's website through April 25, 2015.

About Gladstone Land Corporation:

Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders.  The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers and intends to report the current value of its farmland on a quarterly basis. As of December 31, 2014, the net asset value of the Company was $13.94 per share.  The Company currently owns 33 farms, comprised of 8,370 acres in 5 different states across the U.S., valued at approximately $210 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries. The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers. The Company has paid 24 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution is $0.035 per month, or $0.42 per year. Additional information can be found at www.GladstoneLand.com.

Owners or brokers who have farmland for sale in the western part of the United States should contact Bill Reiman at (805) 263-4778 or Bill.Reiman@GladstoneCompanies.com. Those with farmland for sale in the eastern part of the United States should contact Bill Frisbie at (703) 287-5839 or Bill.Frisbie@GladstoneCompanies.com. Those with farmland for sale in the midwestern part of the United States should contact Bill Hughes at (571) 386-7469 or Bill.Hughes@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

AFFO: AFFO is FFO,adjusted for items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance. These items include non-cash items, such as the straight-lining of rents and amortizations into rental income, as well as certain non-recurring items, such as acquisition-related expenses, income tax provisions and property and casualty losses or recoveries. Although the Company's calculation of AFFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance. For a full explanation of the adjustments made to arrive at AFFO, please read the Company's Form 10-K, filed today with the SEC.

The Company's presentation of FFO, as defined by NAREIT, or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

Certain statements in this press release, including the Company's ability to maintain or grow its portfolio and FFO, benefit from increases in farmland values, increases in operating revenues, and the increase in net asset value per share are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 24, 2015. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893